Exhibit 99.1
PRESS RELEASE

For immediate release
TRICO REPORTS FIRST QUARTER RESULTS AND FAVORABLE
OUTLOOK FOR SUBSEA SECTOR
THE WOODLANDS, TX, May 4, 2009 /GLOBENEWSWIRE/ — Trico Marine Services, Inc. (NASDAQ: TRMA — News) (the “Company” or “Trico”) today announced its financial results for the first quarter of 2009 of revenues of $121.8 million and a net loss of $0.04 per diluted share, which includes the effect of a non-cash gain of $10.8 million (pre-tax) on conversion of our 6.5% convertible debt and a one-time $18.6 million tax benefit related to a change in Norwegian tax law.
Chairman and Chief Executive Officer, Joseph S. Compofelice, commented, “Our first quarter results were adversely affected by the sharp decline in day rates and utilization in our Towing and Supply segment in the North Sea and U.S. Gulf of Mexico, lower utilization of our Subsea Services vessels and lower activity in our Subsea Trenching and Protection segment both due to seasonality and vessels in transit. Since the beginning of 2009, we have reduced our exposure to the North Sea by mobilizing two of our Subsea Trenching and Protection vessels to commence new contracts in China and Australia, expanded the scope of work related to contracts in the Mediterranean and completed the sale of a North Sea PSV for $26 million. Importantly, each of the 16 vessels at DeepOcean and CTC Marine are now earning revenue under contracts of various lengths at margins consistent with those realized in 2008, and we expect this to translate into improved operating results in the second and third quarters. We continue to see the fundamentals of subsea sector growth remaining strong in the second and third quarters of 2009.”
“In addition,” Mr. Compofelice continued, “we have recently taken steps to reduce our debt and capital expenditure commitments to strengthen our balance sheet for the remainder of 2009 and we will continue to aggressively pursue further reductions and refinancing of debt.”
Liquidity Outlook
Since the beginning of 2009 and through the date of this release, the Company has, through a series of transactions, continued to delever and to reduce its capital expenditures as follows:
•	Reduced by $25 million the amount due on the 6.5% convertible senior notes through holder conversions for $6.9 million in make-whole interest payments and the issuance of 0.6 million shares;

•	Closed the sale of a North Sea PSV for gross proceeds of $26 million, of which $15 million was used to pay down debt; and

•	Terminated the obligation to fund the construction of a new vessel, the Deep Cygnus, when financing terms were not favorable to the Company — reducing the Company’s capital expenditure obligation by an additional $42 million.

The transactions referred to above have reduced the face value of debt by approximately $40 million.
At March 31, 2009, the Company had $60.5 million in cash and $702.9 million in net debt. During the first quarter of 2009, the Company converted $23 million of convertible debt into equity and drew down $31 million under its credit facilities. The Company realized a gain on the conversion of debt of $10.8 million.
At March 31, 2009, taking into account the cancellation of its funding obligation related to the Deep Cygnus, the Company’s cash and credit availability to fund capital expenditures was $146 million. Committed capital expenditures through the end of 2011 have been reduced to $136 million.
Summary Results
Total revenues for the first quarter of 2009 were $121.8 million, compared to $177.9 million for the fourth quarter of 2008 and EBITDA was $2.5 million compared to $30.3 million for the same period. Contributing to the decrease from the fourth quarter was weakness in the spot markets in the U.S. Gulf of Mexico and the North Sea, lower utilization of Subsea Trenching and Protection vessels due to lower ploughing activity and the mobilization of two vessels in order to commence new contracts in China and Australia. Also contributing to the lower utilization in the Subsea Services segment was the Company’s decision not to market the Atlantic Challenger, a 120 meter subsea services vessel, in the first quarter in preparation for a long-term contract in China, which was recently awarded.
Partially offsetting the reduction in revenues outlined above was a decrease in expenses of $28.3 million driven by overall lower activity and the Company’s ongoing efforts to reduce costs. These efforts included reducing personnel in the U.S. operations and consolidating offices internationally.
Division Results
In the Company’s Subsea Services segment, principally DeepOcean, operating results were below the Company’s expectations due to exceptional seasonal softness in the North Sea, completion of projects in the fourth quarter and the decision not to market a vessel in the first quarter in preparation of a long-term contract which commenced in April 2009.
In March 2009, the Company took title to one newbuild, the first of eight multi-purpose platform supply vessels acquired through our purchase of Active Subsea, with the second vessel due in July. The delivered vessel is expected to commence a three-year contract during the second quarter. The Company also expects delivery, on a five-year time charter, of a Brazilian newbuild, which will replace the existing front runner at substantially lower costs on a two-year contract with Petrobras.

In the Company’s Subsea Trenching and Protection segment, CTC Marine, as expected, experienced a seasonally slow quarter, primarily resulting from less ploughing activity and the mobilization of two vessels to China and Australia, both of which are now earning revenues under contract.
Pricing for our subsea segments’ contracts remains consistent with pricing received in 2008. For the Towing and Supply segment, day rates and utilization reflected the weakness in the North Sea and U.S. Gulf of Mexico spot markets.
Market Outlook
Looking forward, the Company anticipates results to improve in the second and third quarters of 2009 due to recently announced developments which include:
•	Receiving a six-month contract for the Atlantic Challenger in China which commenced in April, totaling $25 million in anticipated revenues;

•	Expanding a current contract in the Mediterranean resulting in the expected total value of the contract increasing from $20 million to $32 million;

•	Receiving an additional contract for the installation of a life of field seismic (LoFS) system in the North Sea for Ekofisk, commencing March 2010 for $23 million in anticipated revenues;

•	Being awarded a $12 million contract for the Assister which recently began ploughing related work in China;

•	Securing the Normand Flower for subsea services work totaling over $7 million in anticipated revenues through August 2009;

•	Utilizing the Northern River from the Company’s North Sea towing and supply fleet for subsea services contract work for over $8 million in anticipated revenues. The vessel now operates permanently with a DeepOcean ROV spread on board;

•	Extending work for the Deep Endeavour totaling almost $6 million in anticipated revenues through at least the end of the third quarter for IMR work for Pemex.
The Company’s backlog remains healthy at approximately $0.9 billion of termed out or long-term contracts spread across all segments. In the first quarter of 2009, approximately 90% of our business was with major or national oil companies and 95% of the Company’s business was in international waters.

Conference Call Information
The Company will conduct a conference call at 8:30 a.m. ET on Tuesday, May 5, 2009, to discuss the results with analysts, investors and other interested parties. Individuals who wish to participate in the conference call should dial (877) 874-1588, access code 8478768, in the United States or (719) 325-4825, access code 8478768, from outside the country.
A telephonic replay of the conference call will be available until May 19, 2009, starting approximately 1 hour after the completion of the call, and can be accessed by dialing (888) 203-1112 access code 8478768 (international calls should use (719) 457-0820, access code 8478768).
About Trico
Trico Marine is an integrated provider of subsea, trenching and marine support vessels and services. The Company has increased its subsea market presence through its acquisition of DeepOcean and CTC Marine in 2008, a recognized market leader in the provision of high-quality subsea services including IMR, survey and construction support, subsea intervention and decommissioning, marine trenching and the laying and burying of subsea cable. DeepOcean controls a well-equipped fleet of vessels and operates a fleet of modern ROVs and trenching equipment. Trico Marine also continues to provide a broad range of marine support services to the oil and gas industry through use of its diversified fleet of vessels including the transportation of drilling materials, supplies and crews to drilling rigs and other offshore facilities; towing drilling rigs and equipment; and support for the construction, installation, repair and maintenance of offshore facilities. Trico Marine is headquartered in The Woodlands, Texas and has a global presence with operations in the North Sea, West Africa, Mexico, Brazil, the Mediterranean and Southeast Asia as well as the U.S. Gulf of Mexico.
For more information about Trico Marine Services, Inc. visit us on the web at www.tricomarine.com.

Certain statements in this press release that are not historical fact may be “forward looking statements.” Forward-looking statements are projections of events, revenues, income, future economic performance or management’s plans and objectives for the Company’s future operations. Actual events may differ materially from those projected in any forward-looking statement. There are a number of important factors involving risks (known and unknown) and uncertainties beyond the control of the Company that could cause actual events to differ materially from those expressed or implied by such forward-looking statements. These risks, by way of example and not in limitation, include the Company’s objectives, business plans or strategies, and projected or anticipated benefits or other consequences of such plans or strategies; the Company’s ability to obtain adequate financing on a timely basis and on acceptable terms, including with respect to refinancing debt maturing in the next twelve months; the Company’s ability to continue to service, and to comply with our obligations under, our credit facilities and our other indebtedness, including our obligation to pay make-whole amounts upon any conversion of our convertible debentures due 2028; projections involving revenues, operating results or cash provided from operations, or the Company’s anticipated capital expenditures or other capital projects; overall demand for and pricing of the Company’s vessels; changes in the level of oil and natural gas exploration and development; the Company’s ability to successfully or timely complete its various vessel construction projects; the possible impairment of the Company’s investments related to the Deep Cygnus; further reductions in capital spending budgets by customers; further decline in oil and natural gas prices; projected or anticipated benefits from acquisitions; increases in operating costs; the inability to accurately predict vessel utilization levels and day rates; variations in global business and economic conditions; the results, timing, outcome or effect of pending or potential litigation and our intentions or expectations with respect thereto and the availability of insurance coverage in connection therewith; and the Company’s ability to repatriate cash from foreign operations if and when needed. A further description of risks and uncertainties relating to Trico Marine Services, Inc. and its industry and other factors, which could affect the Company’s results of operations or financial condition, are included in the Company’s Securities and Exchange Commission filings. Trico undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this report. These results should be considered preliminary until the Company files its Form 10-Q with the Securities and Exchange Commission.
Contact info:
Geoff Jones
Vice President and Chief Financial Officer
(713) 780-9926

The following table reconciles Adjusted EBITDA to operating loss:

	Three Months Ended
	March 31, 2009	December 31, 2008
	(In thousands)
Adjusted EBITDA	$2,476	$30,259
Impairments	—	(172,840	)(1)
Amortization of non-cash deferred revenues	140	69
Gain (loss) on sale of assets	9	(61)
Stock-based compensation	(724)	(715)
Depreciation and amortization	(18,072)	(20,104)

Operating loss	$(16,171)	$(163,392)

(1)	Includes impairment of goodwill and tradenames based on the Company’s annual impairment analysis under Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets.”

TRICO MARINE SERVICES, INC. AND SUBSIDIARIES
Consolidated Statements of Income
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended
	March 31, 2009	December 31, 2008

Revenues	$121,819	$177,871

Operating expenses:
Direct operating expenses	98,488	124,942
General and administrative	21,439	23,316
Depreciation and amortization expense	18,072	20,104
Impairments	—	172,840
(Gain) loss on sale of assets	(9)	61

Total operating expenses	137,990	341,263

Operating loss	(16,171)	(163,392)

Interest income	1,072	2,497
Interest expense, net of amounts capitalized	(10,914)	(14,859)
Change in fair value of embedded derivative	939	23,448
Gain on conversion of debt	10,779	9,008
Other expense, net	(730)	(449)

Loss before income taxes	(15,025)	(143,747)

Income tax (benefit) expense	(15,028)	5,362

Net income (loss)	3	(149,109)

Less: Net loss attributable to the noncontrolling interest	(750)	(1,554)

Net loss attributable to Trico Marine Services, Inc.	$(747)	$(150,663)

Loss per common share:
Basic	$(0.04)	$(10.10)

Diluted	$(0.04)	$(10.10)

Weighted average shares outstanding:
Basic	16,711	14,924

Diluted	16,711	14,924

Cash Flow Data (Unaudited):
Cash provided by (used in) operating activities	$(15,418)	$7,942
Cash used in investing activities	(18,743)	(24,960)
Cash provided by (used in) financing activities	(1,307)	33,337
Capital expenditures	(19,557)	(29,245)

Balance Sheet Data:	March 31, 2009	December 31, 2008
	(Unaudited)
Cash and cash equivalents	$60,504	$94,613
Total assets	1,158,050	1,202,736
Total short-term debt	210,942	82,982
Total long-term debt (including derivative liability)	552,477	688,217
Total liabilities	941,842	1,001,856
Total equity	216,208	200,880

TRICO MARINE SERVICES, INC. AND SUBSIDIARIES
Consolidating Statements of Income
(Unaudited)
(In thousands)

	Three Months Ended March 31, 2009
	Towing and		Subsea Trenching	Corporate &
	Supply	Subsea Services	and Protection	Eliminations	Total

Revenues	$37,122	$59,332	$26,050	$(685)	$121,819

Operating expenses:
Direct operating expenses	26,812	51,925	20,436	(685)	98,488
General and administrative	5,522	4,335	4,663	6,919	21,439
Depreciation and amortization	5,249	8,550	4,194	79	18,072
Gain on sale of assets	(2)	—	(7)	—	(9)

Total operating expenses	37,581	64,810	29,286	6,313	137,990

Operating loss	$(459)	$(5,478)	$(3,236)	$(6,998)	$(16,171)

	Three Months Ended December 31, 2008
	Towing and		Subsea Trenching	Corporate &
	Supply	Subsea Services	and Protection	Eliminations	Total

Revenues	$52,502	$72,383	$55,846	$(2,860)	$177,871

Operating expenses:
Direct operating expenses	31,612	56,445	39,745	(2,860)	124,942
General and administrative	5,837	3,944	7,174	6,361	23,316
Depreciation and amortization	5,492	8,836	5,699	77	20,104
Impairments	—	133,353	39,487	—	172,840
Loss on sale of assets	61	—	—	—	61

Total operating expenses	43,002	202,578	92,105	3,578	341,263

Operating income (loss)	$9,500	$(130,195)	$(36,259)	$(6,438)	$(163,392)

TRICO MARINE SERVICES, INC. AND SUBSIDIARIES
Vessel Metrics
(Dollars in thousands, except utilization and number of vessel amounts)

	Month of	Three Months Ended
	April 2009	March 31, 2009	December 31, 2008	March 31, 2008
Average Day Rates:

Subsea Services
SPSVs (1)	$23,252	$21,104	$23,678	$18,709
MSVs (2)	70,722	68,051	66,750	N/A

Subsea Trenching and Protection	$106,751	$91,120	$140,498	N/A

Towing and Supply
AHTSs (3)	$14,859	$25,012	$31,871	$39,373
PSVs (4)	16,828	15,364	17,219	17,959
OSVs (5)	6,857	7,168	8,439	7,163

Utilization:

Subsea Services
SPSVs	75%	68%	78%	94%
MSVs	94%	73%	79%	N/A

Subsea Trenching and Protection	100%	90%	90%	N/A

Towing and Supply
AHTSs	71%	70%	90%	87%
PSVs	81%	90%	89%	91%
OSVs	65%	67%	83%	77%

Average Number of Vessels:

Subsea Services
SPSVs	7.0	7.0	6.4	5.0
MSVs	9.7	9.1	9.6	N/A

Subsea Trenching and Protection	4.3	3.5	4.6	N/A

Towing and Supply
AHTSs	6.0	6.0	6.0	6.0
PSVs	6.9	7.0	7.0	7.0
OSVs	38.0	38.0	38.0	38.2

(1)	Subsea platform supply vessels

(2)	Multi-purpose service vessels

(3)	Anchor handling, towing and supply vessels

(4)	Platform supply vessels

(5)	Offshore supply vessels